Exhibit 99.1
TRADESTAR SERVICES, INC.
Three Riverway, Suite 1500
Houston, Texas 77056
(713) 479-7000
Fax (713) 975-6271

OTC: TDSV.OB
Contact:
Kenneth L. Thomas, Chief Financial Officer
D. Hughes Watler, Jr., Vice President

FOR IMMEDIATE RELEASE

TRADESTAR SERVICES ANNOUNCES INTERNATIONAL
EXPANSION PLANS AND SIGNING OF AGREEMENT TO ACQUIRE
DECCA CONSULTING, LTD.

Houston, Texas - February 5, 2007. Tradestar Services, Inc. (“Tradestar”) announced today the launch of a new International Division, enabling expansion and diversification in its energy services sector. Tradestar has provided professional engineers and technical services to its customers outside the United States on an as-needed basis. This new International Division enables cross-utilization of skilled professional personnel in the United States, continued support of existing international clients and expansion of its presence in emerging markets.

To launch its international expansion plans, Tradestar announced the signing of an agreement to purchase Decca Consulting, Ltd., an engineering consulting firm based in Calgary, Alberta. Under the terms of the Stock Purchase Agreement, a wholly-owned subsidiary of Tradestar will acquire the outstanding capital stock of Decca for total consideration of approximately $5,500,000 Canadian (approximately $4,700,000 U.S.).

The purchase price includes $2,600,000 in cash, unsecured notes payable to the sellers in the aggregate principal amount of $1,450,000 (all amounts are in Canadian Dollars), and an aggregate of 829,000 shares of Tradestar common stock. The closing of the transaction is anticipated to take place in late February 2007, and the Company expects to finance the cash portion of the purchase price largely with the expansion of an existing credit facility with a U.S. banking institution.

Decca Consulting, Ltd. was founded by Barry Ahearn and Dave Hunter in 2003 as the successor to an earlier business started in 1983. Decca provides engineering consulting services to the growing Canadian energy market. It contracts with approximately 75 consultants who provide drilling-related services and other consulting services to oil and gas operators in Alberta and neighboring provinces. Barry Ahearn and Dave Hunter will remain with Decca, and it is contemplated that they will enter into multi-year employment contracts prior to closing.

Rick Huttner, Tradestar’s Chairman, said: “We are delighted to add Decca Consulting to our portfolio of services. Barry and Dave’s team complements the capabilities of our subsidiary, Petroleum Engineers, Inc. (PEI), a nationally-recognized provider of staffing services to the energy industry. The Decca professionals provide the ideal platform to launch our International Division.”

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, and the timing and number of additional acquisitions made by Tradestar. Forward-looking statements are based on currently available information, and Tradestar assumes no obligation to update any such statements. A list of additional risk factors can be found in Tradestar’s annual report on Form 10-KSB for the year ended December 31, 2005 filed with the US Securities and Exchange Commission.

Tradestar Services, Inc. is a staffing holding company specializing in energy services and commercial construction. The Company's energy services operations are conducted through its wholly-owned subsidiary, Petroleum Engineers, Inc., with offices in Houston, Texas, and Lafayette, Louisiana. Its construction staffing operations are conducted through a wholly-owned subsidiary, Tradestar Construction Services, Inc., with offices in Albuquerque, New Mexico; Phoenix and Tempe, Arizona; and Las Vegas, Nevada. Operations in a third segment, oil and gas exploration and production, are conducted through a wholly-owned subsidiary, CYMRI, L.L.C., with offices in Houston.